Exhibit 99.1

Smart Balance Announces 2010 Fourth Quarter and Full Year Results

Net Sales Grow 6.5% in the Quarter;
Company Reaffirms Outlook for 2011

Paramus, N.J. (February 24, 2011) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its financial results for the fourth quarter and year ended December 31, 2010.  Net sales were $62.8 million in the fourth quarter of 2010, compared to net sales of $58.9 million in the fourth quarter of 2009, an increase of 6.5%.

Operating income was $2.2 million in the fourth quarter of 2010. Excluding a one-time $1.0 million restructuring charge, operating income was $3.2 million compared with operating income of $2.6 million in the fourth quarter of 2009.  Cash operating income for the fourth quarter of 2010 was $7.0 million, compared with cash operating income of $7.9 million in the year-ago quarter. (See the table in this release for a reconciliation of operating income to cash operating income.)

Earnings per share were $0.01 in the fourth quarter of 2010, compared to earnings per share of $0.00 in the year-ago period. Excluding one-time items for both periods, earnings per share were $0.01 in 2010, compared to earnings per share of $0.01 in the year-ago period.

Commenting on the results, Chairman and Chief Executive Officer Stephen Hughes stated, “In an extremely difficult economic environment, we had our best quarterly sales growth of the year on the strength of our national expansion of Smart Balance® enhanced milks and a good performance for the three tier strategy in our core category of spreads, lead by the Bestlife™ and Earth Balance® brands.  We exceeded our previous outlook on cash operating income by tightly managing our operating expenses.  As part of the effort to keep costs in line, we completed a second reorganization of our work force to increase efficiency and effectiveness.”

2010 Fourth Quarter Results

Net sales increased 6.5% reflecting the growth of the Company’s sales of enhanced milks and spreads products partially offset by declines in sales for grocery products and higher promotional expenses.  The Company’s enhanced milks sales growth resulted from the national expansion of distribution in 2010 as well as continued growth in the established markets of Florida and the Northeast.

The sales performance of the Company’s spreads products reflected the overall success of the three-tier strategy.  For the quarter, sales of the three tier spreads brands increased 6% in 2010 versus 2009, driven by the growth of Bestlife™ and Earth Balance® brands, due to distribution gains and increased case shipments, respectively. This growth was partially offset by declines in Smart Balance® spreads, due to competitive promotional levels and continued consumer price sensitivity to premium priced products.

The Earth Balance® brand increased sales 35% in the fourth quarter compared to last year primarily due to the growth in its spreads products in the natural food channel as well as new distribution.  The brand also benefitted from the introduction of Earth Balance™ soymilks in Whole Foods Markets.

The sales performance of the Company’s grocery products reflected declines in case shipments in all categories, stemming from competitive promotional levels and continued consumer price sensitivity to premium priced products.

According to The Nielsen Company, Inc., the Company’s market share in the fourth quarter of 2010 in the spreads category was 14.1% collectively for its buttery spreads brands, versus a share in the year-ago period of 14.2%. Market share of the milk category was 0.3%, compared to 0.2% in the year-ago period.

Gross profit declined $1.0 million to $28.1 million, or 44.7% of net sales, for the fourth quarter of 2010, compared with gross profit of $29.1 million, or 49.4% of net sales, in the fourth quarter of 2009, as higher shipments were more than offset by increased commodity costs and promotional expenses.

Excluding a one-time $1.0 million restructuring charge for an organizational realignment, operating income increased $0.6 million versus the prior year, reflecting lower stock-based compensation expense and reduced general and administrative expenses partially offset by the decline in gross profit. The fourth quarter organizational realignment is expected to result in ongoing annualized savings of approximately $1.5 million.

Cash operating income was $7.0 million in the fourth quarter of 2010, compared with cash operating income of $7.9 million in the same period last year, reflecting lower gross profit partially offset by lower general and administrative expenses.  See the table below for a reconciliation of operating income to cash operating income, a non-GAAP measure.

Reconciliation of Operating Income to Cash Operating Income – Fourth Quarter

$ in Millions	2010	2009

Operating Income	2.2	2.6
Non-cash and one-time charges affecting Operating Income:
Stock-based compensation expense	2.5	4.0
Depreciation	0.3	0.3
Amortization of intangibles	1.0	1.0
Restructuring	1.0	-
	4.8	5.3
Cash Operating Income	7.0	7.9

Net income was $0.3 million, or $0.01 per share, in the fourth quarter of 2010, compared with net income of $0.1 million, or $0.00 per share, in the year-ago quarter.  Net income for 2010 included restructuring costs of $1.0 million and a $0.1 million reduction of deferred taxes on forfeited options, while net income for 2009 included $1.5 million in costs related to the refinancing of the Company’s debt. Adjusting for these one-time items, net income in the fourth quarter of 2010 was $0.8 million or $0.01 per share compared to $1.0 million or $0.01 per share for the fourth quarter of 2009.

During the fourth quarter, the Company repurchased 0.8 million shares of its common stock at a total cost of $3.1 million.  For 2010, the Company repurchased 2.6 million shares of its common stock at a total cost of $10.4 million. Bank debt was reduced by $7.6 million during 2010 and was $49.0 million at year-end.

During the fourth quarter, the Company acquired the Bestlife™ brand and website, converting from a licensing arrangement to ownership and control of the health and wellness brand. The Bestlife™ brand was founded by Bob Greene, trainer to Oprah Winfrey, and is focused on weight loss and the lifelong pursuit of maintaining a healthy lifestyle.

2010 Full Year Results

Net sales for the year ended December 31, 2010 increased 1.0% to $242.0 million compared to $239.5 million for 2009.  The increase was due primarily to the impact of the national expansion of Smart Balance® enhanced milks, the launch of Bestlife™ spreads, and growth in Earth Balance® spreads, largely offset by a decline in Smart Balance® spreads and grocery products.

Gross profit for 2010 increased 1.2% to $116.9 million compared to $115.5 million in 2009.  The increase in gross profit was due to higher sales volumes and lower input costs partially offset by product mix.

Operating loss was $117.4 million and included $132.8 million of one-time items including a $130.0 million non-cash goodwill impairment charge, $4.1 million in restructuring charges and a benefit of $1.3 million of stock based compensation reversal. The restructuring charges, due to organizational realignments that were recorded in the second and fourth quarters, related to the Company’s efforts to streamline its workforce, increase efficiency and effectiveness and control costs.  The Company expects to benefit from both organizational realignments by approximately $4 million in ongoing annual cost savings.

Cash operating income increased slightly to $33.0 million in 2010 from $32.8 million in 2009 (see table for a reconciliation of operating loss to cash operating income, a non-GAAP measure).

Reconciliation of Operating Income to Cash Operating Income – Full Year

$ in Millions	2010	2009

Operating (Loss)Income	(117.4)	11.8
Non-cash and one-time charges affecting Operating Income:
Stock-based compensation expense	11.1	16.1
Depreciation	1.1	0.8
Amortization of intangibles	4.1	4.1
Goodwill impairment	130.0	-
Restructuring	4.1	-
	150.4	21.0
Cash Operating Income	33.0	32.8

Net loss was $128.2 million or $2.08 per share in 2010, compared with net income of $3.5 million or $0.06 per share in 2009.  The 2010 net loss reflected the impact of one-time items including a goodwill impairment charge of $130.0 million, $3.2 million reduction of deferred taxes on forfeited options, restructuring costs of $4.1 million and a benefit of $1.3 million for reversals of stock based compensation associated with the restructuring.  Net income for 2009 included $1.5 million in costs related to the refinancing of the Company’s debt. Adjusting both years for these one-time items, net income in 2010 was $6.8 million or $0.11 per share compared with $4.4 million or $0.07 per share for 2009.

Due primarily to the 2010 restructurings, stock options for certain former employees were forfeited, resulting in a reduction of deferred tax assets (future tax benefits previously recorded).  The full year amount was $3.2 million of which $3.1 million will be applied to the second quarter of 2010.  Second quarter results will be revised to a net loss of $(133.1) million and a loss per share of $(2.13).

Reconciliation of One-time Items Affecting Earnings Per Share – Full Year

$ Per Share	2010	2009

(Loss)/Earnings Per Share - Reported	(2.08)	0.06
One-time items:
Refinancing	-	0.01
Goodwill impairment charge	2.11	-
Reduction of deferred taxes on forfeited options	0.05	-
Restructuring	0.04	-
Stock based compensation expense reversal	(0.01)	-
	2.19	-
Earnings Per Share – Excluding One-time Items	0.11	0.07

 2011 Outlook

The Company reaffirmed its 2011 outlook given on January 26, 2011. This outlook reflects the opportunity the Company believes it has to leverage the significant investments it has already made to build its brands and growth platforms, tempered by the expectation that the economic and consumer environments will likely remain unsettled in 2011.

Commenting on the outlook for 2011, Mr. Hughes stated, “Our priorities for 2011 are growing the Smart Balance® enhanced milk business, gaining share in our core category of spreads and expanding the Earth Balance® brand.  However, we are cautiously optimistic as the consumer continues to be price sensitive and we will remain flexible with promotional and marketing efforts accordingly.”

The Company provided the following specifics regarding its outlook for 2011:

•
The Company expects net sales in 2011 to grow in the mid-single digit percentage range versus 2010 net sales of $242.0 million. The Company expects growth to be driven by pricing, primarily in the core category of spreads, and volume growth in milk, partially offset by higher promotional spending. The Company indicated that it is too soon to determine consumer reaction to the spreads category pricing.

•	The Company expects its three-tier strategy in spreads to enable it to grow market share in 2011, following a year in which the Company essentially held dollar share in the category at 15.3% in 2010.
•
Gross profit margin for the year will likely be in the lower end of 45% to 50% of net sales as increased pricing will be more than offset by higher commodity costs, product mix, and higher promotional spending.

•	The Company expects to grow its share of the overall milk category in 2011, supported by the current launch of two new varieties of enhanced milks.
•
The Company expects cash operating income in 2011 to grow in the high single-digit percentage range versus 2010 cash operating income of $33.0 million, resulting in cash operating income margin improvement for the year. This improvement reflects the expected benefits from higher net sales and the leveraging of operating costs, partially offset by commodity cost increases.

•
Based on the stock option exchange program approved by stockholders on February 15, 2011, stock based compensation expense will likely be $5.5 million in 2011 and $2.7 million in 2012, assuming full participation by eligible employees.

•
As part of the restructurings undertaken in 2010, there will be additional charges to the income statement for reductions in deferred taxes related to options expected to be forfeited of $1.0 million and $0.8 million in the first and second quarter of 2011, respectively, unless the related market value of these stock options exceed their exercise price.

•
To continue to enhance and broaden its strategic options, the Company expects to further strengthen its balance sheet and financial flexibility during 2011, including pursuing a revised credit facility with improved terms.

Forward-looking Statements
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:
•	maintain and grow those revenues derived from our Smart Balance® buttery spread products which we generate a substantial portion of our revenues;
•	maintain margins during periods of commodity cost fluctuations;
•	introduce and expand distribution of our new products;
•	meet marketing and infrastructure needs:
•	respond to changes in consumer demand;
•	respond to adverse publicity affecting the Company or industry;
•	comply with regulatory requirements;
•	maintain existing relationships with and secure new customers;
•	continue to rely on third party distributors, manufacturers and suppliers;
•	grow net sales in a competitive environment and with increasingly price sensitive consumers; and
•	maintain volume in light of price increases stemming from rises in commodity costs.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").

The Company uses the term “cash operating income” as an important measure of profitability and performance.  Cash operating income is a non-GAAP measure defined as operating income excluding stock based compensation, depreciation, amortization of intangibles, impairment charges and net realignment charges.  Our management uses cash operating income for planning purposes, and we believe this measure provides investors and securities analysts with important supplemental information regarding the Company’s profitability and operating performance.  However, non-GAAP financial measures such as cash operating income should be viewed in addition to, and not as an alternative for, the company's results prepared in accordance with GAAP.  In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies.  We have included in this press release reconciliations of cash operating income to operating income as calculated in accordance with GAAP.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol, and/or by incorporating ingredients that consumers may be missing in their diets.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Enhanced Milks, Buttery Sticks, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise Dressing, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit www.smartbalance.com.

Media Contact:	Investor Contact:
Brent Burkhardt	John Mintz
Executive Vice President	Vice President Finance &
Managing Director	Investor Relations
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	investor@smartbalance.com
410-986-1303	201-568-9300

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$3,840	$7,538
Accounts receivable, net of allowance of: $261 (2010) and $345 (2009)	12,960	11,970
Accounts receivable - other	755	650
Income taxes receivable	-	1,131
Inventories	7,949	5,812
Prepaid taxes	-	405
Prepaid expenses and other assets	2,651	3,392
Deferred tax asset	2,320	462
Total current assets	30,475	31,360
Property and equipment, net	5,378	4,634
Other assets:
Goodwill	248,912	374,886
Intangible assets, net	150,017	151,089
Deferred costs, net	1,467	2,111
Other assets	2,154	985
Total other assets	402,550	529,071
Total assets	$438,403	$565,065

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$23,481	$22,626
Income taxes payable	457	-
Current portion of long term debt	5,000	5,500
Total current liabilities	28,938	28,126
Long term debt	44,000	51,143
Deferred tax liability	44,165	43,824
Contract Payable	5,500	-
Other liabilities	2,301	965
Total liabilities	124,904	124,058

Commitment and contingencies
Stockholders' equity
Common stock, $.0001 par value, 250,000,000 shares authorized; 62,630,683 (2010 and 2009) issued and 59,999,832 and 62,630,683 outstanding in 2010 and 2009, respectively	6	6
Additional paid in capital	534,568	523,467
Retained deficit	(210,627)	(82,466)
Treasury stock at cost (2010 - 1,812,527 shares)	(10,448)	-
Total stockholders' equity	313,499	441,007
Total liabilities and stockholders' equity	$438,403	$565,065

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended December 31, 2010	Three months ended December 31, 2009	Twelve Months ended December 31, 2010	Twelve Months ended December 31, 2009

Net sales	$62,759	$58,913	$241,967	$239,503
Cost of goods sold	34,684	29,673	125,131	123,974
Gross profit	28,075	29,240	116,836	115,529

Operating expenses:
Marketing	9,902	9,810	40,155	37,383
Selling	5,155	4,567	19,769	17,580
General and administrative	10,875	12,238	44,403	48,756
Goodwill impairment	-	-	130,000	-
Total operating expenses	25,932	26,615	234,327	103,719
Operating income (loss)	2,143	2,625	(117,491)	11,810

Other income (expense):
Interest income	-	-	-	3
Interest expense	(867)	(1,125)	(3,420)	(4,698)
Other income (expense), net	(82)	(1,703)	(444)	(2,291)
Total other income (expense)	(949)	(2,828)	(3,864)	(6,986)
Income (loss) before income taxes	1,194	(203)	(121,355)	4,824
Provision for income taxes	855	(259)	6,806	1,358
Net income (loss)	$339	$56	$(128,161)	$3,466

Income (loss) per share:
Basic	$0.01	$-	$(2.08)	$0.06
Diluted	$0.01	$-	$(2.08)	$0.06
Weighted average shares outstanding:
Basic	60,447,367	62,630,683	61,665,824	62,630,683
Diluted	60,447,367	62,631,058	61,665,824	62,703,434